EXHIBIT 99.1

NEWS RELEASE	May 15, 2006
For more information, contact:
Kirk A Whorf, EVP and Chief Financial Officer kwhorf@northstatebank.com, (919) 645-2707

NORTH STATE BANK TO OPEN

LOAN PRODUCTION OFFICE IN WILMINGTON

Raleigh, NC . . .Larry D. Barbour, president and chief executive officer of holding company North State Bancorp (Nasdaq: NSBC) and North State Bank, has announced that the bank will open a loan production office in Wilmington, NC on June 15. The office will be located at 1908 Eastwood Road, Suite 321 at Lumina Station II, an upscale shopping and office area with a great local tradition.

“From a business standpoint, this is a great move for North State Bank,” said Barbour. “Since opening our doors, our strategy has been to hire senior level people who know the community, and to offer a unique level of service to professionals, professional firms, churches, and property management companies. With this move to Wilmington, we’ll be doing both.” Phil Whittington, who has served North State Bank as a senior vice president and senior lender for over three years, will lead the bank’s efforts in Wilmington. Although a Raleigh, NC native, Phil spent most of his nearly 35 years in banking serving customers in Wilmington. Barbour said, “This is a win-win for Phil to go back to serve customers in Wilmington and for North State Bank to have someone with his knowledge and experience to call upon for this opportunity. In New Hanover County where Wilmington is located, there are nearly 250 attorneys, more than 500 physicians, more than 100 dentists, nearly 100 accountants and 300 churches, as well as 26 property management companies, including some that are already North State Bank customers. This is the right market for North State Bank, and Phil Whittington is the right banker to serve it.”

According to Whittington, “Lumina Station has a slogan, ‘When you’re here, you’re local.’ That’s exactly how I feel in Wilmington—like a local. I am excited about the opportunity to live and work there again and to serve customers and friends I’ve know many years, as well as new customers.”

Founded in 2000, North State Bank is a full-service community bank, currently serving Wake County through five offices: full-service offices on Six Forks Road at North Hills and on Falls of Neuse Road in Raleigh, Highway 70 West in Garner, and Blue Ridge Road in West Raleigh, and a loan production office at Wakefield Corporate Center in Wake Forest, NC, with plans for a full-service office to open at the corner of Common Oaks Drive and New Falls of Neuse Road near Wake Forest later in 2006.

###

www.northstatebank.com

This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.